Certificate No. ______ ___________ SHARES

CUSIP 70322M 10 5

PATIENT PORTAL TECHNOLOGIES, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
AUTHORIZED COMMON STOCK: 100,000,000 SHARES PAR VALUE $.001

COMMON STOCK

THIS CERTIFIES THAT ____ is the record holder of

fully-paid and non-assessable Shares of the described Common Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this certificate to the Corporation properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and the Corporate Seal to be hereto affixed by its duly authorized officers.

DATED:

/s/ THOMAS HAGAN
SECRETARY

/s/ KEVIN KELLY
PRESIDENT